                                  EXHIBIT 11


                            GRAPHIC INDUSTRIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                     THREE MONTHS ENDED        NINE MONTHS ENDED
                                         OCTOBER 31,              OCTOBER 31,
                                    ----------------------  -------------------------
                                       1996        1995        1996          1995
                                    ----------  ----------  -----------  ------------

Net income                          $ 3,492,908  $ 2,685,634   $ 3,470,089    $ 7,579,228

Add interest on 7% convertible
 subordinated debentures(2)             218,263      218,263       654,791        654,791
                                    -----------  -----------   -----------    -----------

    TOTAL                           $ 3,711,171  $ 2,903,897   $ 4,124,880    $ 8,234,019
                                    ===========  ===========   ===========    ===========
Shares (1)
 Primary
   Weighted average shares
    outstanding                      11,676,775   10,849,982    11,616,735     10,737,997
  Fully Diluted
   Add common shares
    applicable to assumed
    conversion of 7%
    convertible sub-
    ordinated debentures              1,279,200    1,279,200     1,279,200      1,279,200
                                    -----------  -----------   -----------    -----------
   Weighted average shares
    outstanding, as adjusted         12,955,975   12,129,182    12,895,935     12,017,197
                                    ===========  ===========   ===========    ===========

Primary earnings per share              $ .30       $ .25         $ .30          $ .71
                                        =====       =====         =====          =====

Fully diluted earnings per share        $ .29       $ .24         $ .30(3)       $ .69
                                        =====       =====         =====          =====

(1) No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.
(3) Fully diluted earnings per share, as computed, were not dilutive and, therefore, equal primary earnings per share.